Assets
(in thousands)
September	881,425
December	913,853
March	923,234
June	966,280

Loans
(in thousands)
September	658,722
December	693,520
March	732,427
June	765,835

Deposits
(in thousands)
September	778,223
December	804,188
March	822,364
June	853,269

Quarterly net income
(in thousands)
September	1,395
December	1,564
March	1,383
June	1,632

Centra Financial Holdings, Inc. and Subsidiaries
Consolidated Statements of Condition
(Dollars in Thousands, except Per Share Data)
(Unaudited)

	June 30	June 30
	2007	2006
Assets
Cash and due from banks	$21,736	$13,338

Interest-bearing deposits in other banks	1,213	1,389

Federal funds sold	19,374	—

Total cash and cash equivalents	42,323	14,727

Available-for-sale securities, at estimated fair value (amortized cost of $117,471 in 2007 and $46,915 in 2006)	117,476	46,648

Other investments	—	14,021

Loans, net of unearned	765,835	539,251
Allowance for loan losses	(11,107)	(7,969)

Net loans	754,728	531,282

Premises and equipment	16,448	10,701

Loans held for sale	3,761	4,504
Goodwill and other intangibles	16,961	—
Other Assets	14,583	11,170

Total assets	$966,280	$633,053

	June 30	June 30
	2007	2006
Liabilities
Deposits
Non-interest bearing	$93,773	$74,865
Interest-bearing	759,496	452,904

Total deposits	853,269	527,769

Short-term borrowings	25,445	33,851

Long-term debt	20,000	20,000

Other liabilities	7,734	3,382

Total Liabilities	906,448	585,002

Stockholders’ equity
Preferred stock, $1 par value, 1,000,000 authorized, none issued	—	—
Common stock, $1 par value, 50,000,000 authorized, 4,225,956 and 3,514,237 issued and outstanding, respectively	4,226	3,514
Additional paid-in capital	48,592	36,791
Accumulated earnings	7,011	7,906
Accumulated other comprehensive income (loss)	3	(160)

Total equity	59,832	48,051

Total liabilities and stockholders’ equity	$966,280	$633,053

Centra Financial Holdings, Inc. and Subsidiaries
Consolidated Statements of Income
(Dollars in Thousands, except Per Share Data)
(Unaudited)

	Six Months Ended June 30,		Quarter Ended June 30,
	2007	2006	2007	2006
Interest income
Loans, including fees	$28,529	$18,373	$14,694	$9,766
Loans held for sale	83	81	58	54
Securities available-for-sale	2,932	1,112	1,458	550
Interest-bearing bank balances	102	80	59	47
Federal funds sold	755	73	317	4

Total interest income	32,401	19,719	16,586	10,421

Interest expense
Deposits	14,549	7,867	7,486	4,195
Short-term borrowed funds	422	498	212	311
Long-term debt	737	381	370	205

Total interest expense	15,708	8,746	8,068	4,711

Net interest income	16,693	10,973	8,518	5,710

Provision for credit losses	943	1,208	443	739

Net interest income after provision for credit losses	15,750	9,765	8,075	4,971

	Six Months Ended June 30,		Quarter Ended June 30,
	2007	2006	2007	2006
Other income
Service charges on deposit accounts	938	487	570	258
Other service charges and fees	870	511	461	265
Secondary market income	525	364	344	201
Other	328	30	167	(96)

Total other income	2,661	1,392	1,542	628

Other expense
Salary and employee benefits	6,696	4,246	3,517	2,164
Occupancy expense	988	520	533	133
Equipment expense	887	690	469	347
Advertising	1,077	507	548	296
Professional fees	187	150	79	75
Data processing	868	494	441	245
Other outside services	448	244	213	134
Other	2,413	1,343	1,251	718

Total other expense	13,564	8,194	7,051	4,112

Net income before income tax	4,847	2,963	2,566	1,487

Income tax Expense	1,832	1,090	934	546

Net income	$3,015	$1,873	$1,632	$941

Basic earnings per share	$0.72	$0.60	$0.39	$0.30
Diluted earnings per share	$0.66	$0.54	$0.36	$0.27
Weighted average shares outstanding — basic	4,212,109	3,139,173	4,225,412	3,178,866
Weighted average shares outstanding — diluted	4,537,776	3,438,479	4,562,615	3,532,884